THE VINTAGE FUNDS
                         AMENDMENT NO. 2 TO BYLAWS


    Effective April 16, 1996, the first sentence of Section 2.1 of the Bylaws of The Vintage Funds was amended to read as follows:


         "The business and affairs of the Trust shall be managed under the direction of a Board of Trustees consisting of six (6) Trustees."


                                       /S/ Timothy L. Ashburn

                                       Timothy L. Ashburn, President



ATTEST:

/S/ Lynn E. Wood

Lynn E. Wood, Secretary